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                                                                       EXHIBIT 5
                             STOCK OPTION AGREEMENT


        THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of June 27, 2000 by and between Mattson Technology, Inc., a Delaware corporation ("Parent"), and CFM Technologies, Inc., a Commonwealth of Pennsylvania corporation (the "Company").

                                    RECITALS

        A. Concurrently with the execution and delivery of this Agreement, Parent, the Company, and M2C Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger, dated as of June 27, 2000 (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Sub with and into the Company in accordance with the laws of the State of Delaware and the Commonwealth of Pennsylvania (the "Merger"); and

        B. As a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has agreed, to grant to Parent an option to acquire certain shares of the Company's authorized but unissued common stock, no par value per share, together with any associated rights under the Rights Agreement dated as of April 24, 1997 between the Company and American Stock Transfer & Trust Co. ("Common Stock"), on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, to induce Parent to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

        1. Grant of Option. The Company hereby grants to Parent an irrevocable option (the "Company Option") to purchase a number of shares of the Company Common Stock equal to the Option Number (as defined in Section 2(d)), on the terms and subject to the conditions set forth below.

        2.     Exercise and Termination of the Company Option.

               (a) Exercise. The Company Option may be exercised by Parent, in whole or in part, at any time or from time to time after the occurrence of a Company Triggering Event or an event which causes the Termination Fee (as defined in the Merger Agreement) to be payable (a "Trigger Event") and prior to the termination of Parent's right to exercise the Company Option by the terms of this Agreement. The Company shall notify Parent promptly in writing of the occurrence of any Trigger Event; however, such notice shall not be a condition to the right of Parent to exercise the Company Option. Notwithstanding the foregoing, the Company Option may not be exercised if Parent is in material breach of any of its material representations, warranties, covenants or agreements in this Agreement or the Merger Agreement.



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               (b) Exercise Procedure. In the event that Parent wishes to exercise the Company Option, Parent shall deliver to the Company written notice (an "Exercise Notice") specifying the total number of shares of the Company Common Stock that Parent wishes to purchase. To the extent permitted by law and the Articles of Incorporation For Profit, as amended, of Company (the "Company Charter") and provided that the conditions set forth in Section 3 to the Company's obligation to issue the shares of the Company Common Stock to Parent hereunder have been satisfied or waived, Parent shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price, immediately be deemed to be the holder of record of the shares of the Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of the Company Common Stock shall not theretofore have been delivered to Parent. Each closing of a purchase of shares of the Company Common Stock hereunder (a "Closing") shall occur at a place, on a date, and at a time designated by Parent in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing.

               (c) Termination of the Company Option. Parent's right to exercise the Company Option shall terminate upon the earliest to occur of: (i) the Effective Time of the Merger; (ii) the termination of the Merger Agreement other than under circumstances which also constitute a Trigger Event under this Agreement; or (iii) twelve (12) months following the receipt by Parent of written notice from the Company of the occurrence of a Trigger Event. Notwithstanding the foregoing, if the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the Company Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m., Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed. The rights of Parent set forth in Sections 7 and 9 shall not terminate upon termination of Parent's right to exercise the Company Option, but shall extend to the time provided in such sections. Notwithstanding the termination of the Company Option, Parent shall be entitled to purchase the shares of the Company Common Stock with respect to which Parent had exercised the Company Option prior to such termination.

               (d) Option Number. The Option Number shall initially be the number of shares equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of the Company Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in the Company's capitalization occurring after the date hereof in accordance with
Section 10. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of the Company Common Stock issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 10.

               (e) Exercise Price. The purchase price per share of the Company Common Stock pursuant to the Company Option (the "Exercise Price") shall be payable, at Parent's election, in cash (a "Cash Exercise") or in shares (a "Stock Exercise") of Parent common stock, $.001 par value per share ("Parent Common Stock"). The Exercise Price, (i) in the case of a Cash Exercise, shall be a cash amount equal to the average of the last sale prices of the Company Common Stock on the ten (10) trading days immediately prior to the announcement of the Merger (the "Cash Exercise Price"), and (ii) in the case of a Stock Exercise, shall be a number of



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shares (or fraction of a share) of Parent Common Stock with a value (based on the average of the last sale prices of Parent Common Stock on the ten (10) trading days immediately prior to the applicable Closing) equal to the Cash Exercise Price (the "Stock Exercise Price").

               (f) Certain Limitations. Notwithstanding anything in this Agreement or in the Merger Agreement to the contrary, the maximum aggregate amount payable by the Company to Parent and its affiliates pursuant to Section 7 of this Agreement and the provisions of Section 8.2 of the Merger Agreement shall not exceed the sum of eight million dollars ($8,000,000), plus in the case of payments pursuant to Sections 7(a)(ii) and 7(b)(ii) of this Agreement, the aggregate Exercise Price for the shares of the Company Common Stock repurchased by the Company from Parent pursuant to Section 7 of this Agreement, it being understood that the limitation contained in this sentence shall not limit the amounts receivable by Parent from persons other than the Company, including without limitation amounts receivable pursuant to a tender offer or other sale.

        3. Conditions to Closing. The obligation of the Company to issue the shares of the Company Common Stock to Parent hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1975, as amended (the "HSR Act"), applicable to the issuance of the shares of the Company Common Stock by the Company and the acquisition of such shares by Parent hereunder (and, in the case of a Stock Exercise, the issuance of shares of Parent Common Stock by Parent and the acquisition of such shares by the Company) shall have expired or have been terminated; (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (c) all consents, approvals, orders, authorizations and permits of any federal, state, local or foreign governmental authority, if any, required in connection with the issuance of the shares of the Company Common Stock and the acquisition of such shares by Parent hereunder (and, in the case of a Stock Exercise, the issuance of shares of Parent Common Stock and the acquisition of such shares by the Company) shall have been obtained.

        4.     Closing.  At any Closing:

               (a) The Company shall deliver to Parent or its designee a single certificate in definitive form representing the number of shares of the Company Common Stock designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 12;

               (b) Parent shall deliver to the Company the aggregate Exercise Price for the shares of the Company Common Stock so designated and being purchased by (i) wire transfer of immediately available funds to the account or accounts specified in writing by the Company (in the case of a Cash Exercise), or (ii) subject to the satisfaction of applicable conditions, delivery of a certificate or certificates representing the number of shares of Parent Common Stock being issued by Parent in consideration thereof (in the case of a Stock Exercise);

               (c) The Company shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4; and



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               (d) The Company shall cause the shares of the Company Common
Stock being delivered at the Closing to be approved for quotation on The Nasdaq National Market and shall pay all expenses in connection with the application for approval of such quotation.

        5. Representations and Warranties of the Company. The Company represents and warrants to Parent that:

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

               (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company and no action of the Company shareholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and the receipt of all required governmental approvals, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought;

               (c) The Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, a number of authorized and unissued shares of the Company Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 10, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

               (d) The shares of the Company Common Stock issued to Parent upon the exercise of the Company Option will be, upon delivery thereof to Parent, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

               (e) The execution and delivery of this Agreement by the Company does not, and, subject to compliance with applicable law, the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") of the Company or any of its subsidiaries, pursuant to (i) any provision of the Company Charter or the Bylaws of the Company, (ii) any provision of



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any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of the Company or any of its subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets;

               (f) The execution and delivery of this Agreement by the Company does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 9(e) and (f)) the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority;

               (g) None of the Company or any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of shares of the Company Common Stock hereunder to be subject to the registration requirements of the Securities Act as in effect on the date hereof, and, assuming the representations and warranties of Parent contained in Section 6(g) are true and correct, the issuance, sale and delivery of the shares of the Company Common Stock hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof, and the Company shall not take any action which would cause the issuance, sale, and delivery of shares of the Company Common Stock hereunder not to be exempt from such requirements; and

               (h) Any shares of Parent Common Stock acquired by the Company pursuant to this Agreement will be acquired for the Company's own account, for investment purposes only, and will not be acquired by the Company with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

        6. Representations and Warranties of Parent. Parent represents and warrants to the Company that:

               (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

               (b) except as set forth in Section 6(c), the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent and no action of its stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company and the receipt of all required governmental approvals, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and



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except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought;

               (c) prior to any delivery of shares of Parent Common Stock in consideration of the purchase of shares of the Company Common Stock pursuant hereto, Parent will have taken all necessary corporate action to authorize for issuance and to permit it to issue such shares of Parent Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

               (d) the shares of Parent Common Stock (if any) issued to the Company in consideration of the purchase of shares of the Company Common Stock pursuant hereto will be, upon delivery thereof to the Company, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

               (e) the execution and delivery of this Agreement by Parent does not, and the consummation by Parent of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by Parent or any of its subsidiaries, pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of Parent, (ii) any Material Contract of Parent or any of its subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have an Parent Corporation Material Adverse Effect;

               (f) the execution and delivery of this Agreement by Parent does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 9(e) and (f)) the performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority; and

               (g) any shares of the Company Common Stock acquired by Parent upon exercise of the Company Option will be acquired for Parent's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

        7.     Certain Repurchases.

               (a) Parent "Put". Subject to the limitations set forth in Section 2(f), upon written notice to the Company by Parent (the "Repurchase Notice"):

                  (i) at any time during which the Company Option is exercisable pursuant to Section 2 (the "Repurchase Period"), the Company and its successors in interest shall repurchase from Parent all or any portion of the Company Option, as specified by Parent, at the Option Repurchase Price set forth in Section 7(b)(i); and



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                  (ii) at any time prior to the Expiration Date (as defined in
        Section 8), the Company and its successors in interest shall repurchase from Parent all or any portion of the shares of the Company Common Stock purchased by Parent pursuant to the Company Option, as specified by Parent, at the Share Repurchase Price set forth in Section 7(b)(ii).

               (b) Certain Definitions. For purposes of this Section 7, the following definitions shall apply:

                  (i) Option Repurchase Price. "Option Repurchase Price" shall mean (A) the difference between the Option Repurchase Market/Offer Price (as defined below) for shares of the Company Common Stock as of the date of the applicable Repurchase Notice and the Exercise Price, multiplied by (B) the number of shares of the Company Common Stock purchasable pursuant to the Company Option or the portion thereof covered by the applicable Repurchase Notice, but only if the Option Repurchase Market/Offer Price is greater than the Exercise Price. "Option Repurchase Market/Offer Price" shall mean, as of any date, the higher of
        (X) the highest price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a business combination offer involving the Company or any of its material subsidiaries as the target party which was made prior to such date and not terminated or withdrawn as of such date, and (Y) the Fair Market Value (as defined in Section 7(b)(iii)) of the Company Common Stock as of such date.

                  (ii) Share Repurchase Price. "Share Repurchase Price" shall mean the product of (A) the sum of (I) the Exercise Price paid by Parent per share of the Company Common Stock acquired pursuant to the Company Option and (II) if the Share Repurchase Market/Offer Price (as defined below) is greater than the Exercise Price, the difference between the Share Repurchase Market/Offer Price and the Exercise Price, and (B) the number of shares of the Company Common Stock to be repurchased pursuant to this Section 7. "Share Repurchase Market/Offer Price" shall mean, as of any date, the higher of (X) the highest price per share offered pursuant to a tender or exchange offer or other business combination offer involving the Company as the target party during the Repurchase Period prior to the delivery by Parent of a notice of repurchase, and
        (Y) the Fair Market Value (as defined in Section 7(b)(iii)) of the Company Common Stock as of such date.

                  (iii) Fair Market Value. As used in this Agreement, "Fair Market Value" shall mean, with respect to any security, the per share average of the last sale prices on The Nasdaq National Market (or such other national stock exchange or national market system as shall then be the primary trading market for such security) for the ten (10) trading days immediately preceding the applicable date.

               (c) Redelivery of Shares of Parent Common Stock. In the Company's discretion or if specified by Parent in the Repurchase Notice, all or a portion of the Share Repurchase Price shall be paid by the Company in shares of Parent Common Stock, by redelivery to Parent of the shares of Parent Common Stock (and the certificate(s) representing such shares) previously delivered by Parent to the Company pursuant to a Stock Exercise. For



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purposes of this Section 7(c), each share of Parent Common Stock redelivered to
Parent shall be valued at the Fair Market Value thereof. If fewer than all of the shares of the Company Common Stock purchased by Parent pursuant to a Stock Exercise are to be repurchased by the Company pursuant to Section 7(a)(ii), Parent shall issue to the Company new certificates representing those shares of Parent Common Stock which are not due to be redelivered to Parent pursuant to this Section 7(c) to the extent that excess shares of Parent Common Stock are included in the certificates redelivered to Parent by the Company. All shares of Parent Common Stock redelivered to Parent hereunder shall be free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

               (d) Payment and Redelivery of the Company Options or Shares. In the event that Parent exercises its rights under this Section 7, the Company shall, within ten (10) business days thereafter, pay the required amount to Parent in immediately available funds and Parent shall surrender to the Company the Company Option or the certificate or certificates evidencing the shares of the Company Common Stock purchased by Parent pursuant hereto, and Parent shall warrant that it has sole beneficial ownership of the Company Option or such shares and that the Company Option or such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

               (e) Repurchase Price Reduced at Parent's Option. In the event that payment of the repurchase price specified in Section 7(a) would subject the repurchase of the Company Option or the shares of the Company Common Stock purchased by Parent pursuant to the Company Option to a vote of the shareholders of the Company pursuant to applicable law, regulations, or requirements of a national securities exchange or national market system or the Company Charter, then Parent may, at its election, reduce the repurchase price or the number of shares covered by the Parent repurchase request to an amount which would permit such repurchase without the necessity for such a vote.

               (f)    Repurchase at the Election of the Company.

                  (i) Except to the extent that Parent shall have previously exercised its rights under Section 7(a), at the request of the Company during the six-month period immediately following the Repurchase Period, the Company may repurchase from Parent, and Parent shall sell to the Company, all (but not less than all) the shares of the Company Common Stock acquired by Parent pursuant hereto and with respect to which Parent has beneficial ownership at the time of such repurchase, at a price equal to the sum of (A) the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 7(f)(iii)) or
        (II) the sum of (X) the Purchase Price in respect of the shares so acquired plus (Y) Parent's Pre-Tax Carrying Cost (as defined in Section 7(f)(iii)), multiplied in either case by the number of shares so acquired, and (B) the amount of the documented out-of-pocket expenses (to the extent not previously reimbursed or compensated for pursuant hereto or pursuant to the Merger Agreement) incurred by Parent in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees (the "Section 7(f) Repurchase Consideration"); provided, that the Company's rights under this Section 7(f) shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such



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        rights would subject Parent to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

                  (ii) If the Company exercises its rights under this Section 7(f), the Company shall, within ten (10) business days pay the Section 7(f) Repurchase Consideration in immediately available funds and Parent shall surrender to the Company certificates evidencing the shares of the Company Common Stock purchased hereunder with respect to which Parent then has beneficial ownership, and Parent shall warrant that it has sole beneficial ownership of such shares and that all such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

                  (iii) As used in Section 7(f)(i), (A) "Current Market Price" shall mean the average of the last sale prices per share of the Company Common Stock on The Nasdaq National Market for the ten (10) trading days immediately preceding the date of the Company's request for repurchase pursuant to this Section 7(f), and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to the interest on the aggregate purchase price paid by Parent for the shares of the Company Common Stock purchased pursuant to the Company Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

        8.     Restrictions on Transfer.

               (a) Restrictions on Transfer. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of capital stock of the other party acquired pursuant to this Agreement ("Restricted Shares") beneficially owned by such party, other than (i) pursuant to Section 7, or (ii) in accordance with Sections 8(b), 8(c) or 9.

               (b) Permitted Sales. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the holders of common stock of the other party, by a majority of the members of the Board of Directors of such other party.

               (c) The Company's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four
(24) months immediately following the first purchase of shares of the Company Common Stock pursuant to the Company Option ("Expiration Date"), if Parent shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of the Company Common Stock or other securities acquired by it pursuant to the Company Option, it shall give the Company written notice of the proposed transaction (a "Parent Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A Parent Offer Notice shall be deemed an offer by Parent to the Company, which may be accepted within five (5) business days of the



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receipt of such Parent Offer Notice, on the same terms and conditions and at the same price at which Parent is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to Parent in immediately available funds. In the event of the failure or refusal of the Company to purchase all the shares or other securities covered by a Parent Offer Notice, Parent may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the Parent Offer Notice; provided that the provisions of this sentence shall not limit the rights Parent may otherwise have in the event the Company has accepted the offer contained in the Parent Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8(c) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than two percent (2%) of the outstanding voting power of the Company, (ii) any disposition of the Company Common Stock or other securities by a person to whom Parent has assigned its rights under the Company Option with the consent of the Company, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of Parent which agrees in writing to be bound by the terms hereof.

               (d) Parent's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four (24) months immediately following the first transfer of shares of Parent Common Stock from Parent to the Company in connection with a Stock Exercise of the Company Option, if the Company shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Parent Common Stock or other securities acquired by it pursuant to a Stock Exercise of the Company Option by Parent, it shall give Parent written notice of the proposed transaction (a "Company Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A Company Offer Notice shall be deemed an offer by the Company to Parent, which may be accepted within five (5) business days of the receipt of such Company Offer Notice, on the same terms and conditions and at the same price at which the Company is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by Parent shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to the Company in immediately available funds. In the event of the failure or refusal of Parent to purchase all the shares or other securities covered by a Company Offer Notice, the Company may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the Company Offer Notice; provided that the provisions of this sentence shall not limit the rights the Company may otherwise have in the event Parent has accepted the offer contained in the Company Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8(d) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than two percent (2%) of the outstanding voting power of Parent, (ii) any sale by means of a public offering registered under the Securities Act, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of the Company which agrees in writing to be bound by the terms hereof.

        9.     Registration Rights.

               (a) Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than two percent (2%) of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering").

               (b) The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares.

               (c) The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Holder within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

               (d) Any purchase of Registrable Securities by the Registrant (or its designee) under Section 9(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

               (e) If the Registrant does not elect to exercise its option pursuant to Section 9(c) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed forty (40) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time;

(B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Registrant or any of its material subsidiaries and that such transaction is material to the Registrant and its subsidiaries taken as a whole. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this Section 9 shall again be applicable to any proposed registration.

               (f) The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

               (g) The registration rights set forth in this Section 9 are subject to the condition that the Holder shall provide the Registrant with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

               (h) A registration effected under this Section 9 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

               (i) In connection with any registration effected under this
Section 9, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road-show presentations).

               (j) The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 9 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

        10.    Adjustment Upon Changes in Capitalization.

               (a) Without limiting any restriction on the Company contained in this Agreement or in the Merger Agreement, in the event of any change in the Company Common

Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or any similar transaction, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share provided herein, shall be adjusted appropriately and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of securities or property that Parent would have received in respect of the shares of the Company Common Stock issuable to Parent if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

               (b) In the event that the Company shall enter into an agreement:
(i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of the Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the Company Option, Parent shall be entitled to receive, for each share of the Company Common Stock with respect to which the Company Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of the Company Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of the Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of the Company Common Stock for which the Company Option is then exercisable).

        11. Restrictive Legends. Each certificate representing shares of the Company Common Stock issued to Parent hereunder, and shares of Parent Common Stock, if any, delivered to the Company pursuant to a Stock Exercise, shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JUNE 27, 2000 BETWEEN MATTSON TECHNOLOGY, INC. AND CFM TECHNOLOGIES, INC., A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Parent or the Company, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in this
Section 11.

        12. Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever. Any Restricted Shares sold by a party in compliance with the provisions of Section 9 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

        13. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, whether at law or in equity, the other party shall be entitled to an injunction to prevent or restrain any violation or threatened violation of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in any court of the State of Delaware or of the United States of America located in the State of Delaware. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to CFM Technologies, Inc., 150 Oaklands Boulevard, Exton, PA 19341, Attention: William M. Hoxis, Controller, or to Mattson Technology, Inc., 3550 West Warren Avenue, Fremont, CA 94538, Attention: Brad Mattson, Chief Executive Officer, shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or of the United States of America located in Wilmington, Delaware, and hereby further irrevocable and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        14.    Validity.

               (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

               (b) In the event any court or other governmental or regulatory authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

               (c) If for any reason any such court or other governmental or regulatory authority determines that Parent is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7, the full number of shares of the Company Common Stock provided in this Agreement (as the same may be adjusted), it is the express intention of the Company to allow Parent to acquire or to require the Company to repurchase such lesser number of shares as may be permissible without any other amendment or modification hereof.

               (d) Each party agrees that, should any court or other governmental or regulatory authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

        15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

        If to the Company,

        By Mail, Overnight Courier or Hand to:

        CFM Technologies, Inc.
        150 Oaklands Boulevard
        Exton, PA  19341
        Attention:  William M. Hoxie, Controller
        Fax:  (610) 280-8884

        with a copy to:

        Ballard Spahr Andrews & Ingersoll, LLP
        51st Floor
        1735 Market Street
        Philadelphia, PA 19103-7599
        Fax:  (215) 864-8999
        Attention:  Justin P. Klein, Esq.

        If to Parent,

        By Mail, Overnight Courier or Hand to:

        Mattson Technology, Inc.
        3550 West Warren Avenue
        Fremont, CA  94538
        Attention:  Brad Mattson
        Fax:  (510) 492-7052

        with a copy to:

        Gray Cary Ware & Freidenrich
        400 Hamilton Avenue
        Palo Alto, CA  94301
        Fax:  415-327-3699
        Attention:  Bradley J. Rock, Esq. and
                    Diane Frankle, Esq.

        16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State and without regard to its choice of law principles.

        17. Interpretation. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense. The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

        18. Counterparts; Effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        19. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

        20. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

        21. Extension of Time Periods. The time periods for exercises of certain rights hereunder shall be extended (but in no event by more than six (6) months): (a) to the extent necessary to obtain all governmental approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid any liability or disgorgement of profits under Section 16(b) of the Exchange Act by reason of such exercise.

        22. Further Assurance. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                            MATTSON TECHNOLOGY, INC.

                                            By:  /s/  Brad Mattson
                                               ---------------------------------
                                               Brad Mattson, Chairman and
                                               Chief Executive Officer

                                            CFM TECHNOLOGIES, INC.

                                            By:  /s/  Roger A. Carolin
                                               ---------------------------------
                                               Roger A. Carolin,
                                               President and CEO